Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

VENOCO, Inc. Announces Proposed Private Debt Offering

DENVER, COLORADO, September 29, 2009 /PRNewswire/ — Venoco, Inc. (NYSE: VQ) announced today that it is planning a private offering of $150.0 million in aggregate principal amount of senior unsecured notes due 2017. Venoco intends to use the net proceeds of the offering, together with additional borrowings under its revolving credit facility, to satisfy and discharge all of its outstanding 8.75% senior notes due 2011.

This press release is neither an offer to sell nor the solicitation of an offer to buy the notes or any other securities.  The notes will be offered in the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and outside the United States in reliance on Regulation S under the Securities Act.  The notes have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

Source: Venoco, Inc.

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